Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Monday, August 21, 2006	(713) 651-4300

KEY ENERGY ANNOUNCES RECORD REVENUES
AND PROVIDES RESTATEMENT UPDATE

HOUSTON, TX, August 21, 2006 — Key Energy Services, Inc. (Pink Sheets: KEGS) today provided an operational and financial update, and unaudited selected financial data for the quarter ended June 30, 2006.  The Company also provided an update on its restatement of financial statements and completion of its 2003 Form 10-K report.

Conference Call

The Company will host a conference call on Tuesday, August 22 at 11:00am EDT. During the conference call, the Company intends to discuss its 2003 Annual Report on Form 10-K as well as to provide an activity update.  To access the call, which is open to the public, please call the following number: (888) 428-4479 and ask for the “Key Energy Conference Call.” The conference call will also be available on the web. To access the webcast go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on August 22, 2006 beginning at 6:00pm EDT and will be available for one week. To access the replay, please call (800) 475-6701. The access code for the replay is 838278.

Financial Results

Revenue for the June 2006 quarter totaled approximately $374 million.  This is a record and represents a 26% increase over the prior year and an 8% improvement from the March 2006 quarter.  The improvement is due largely to higher pricing, expanded capacity and increased rig hours due to additional working days.  In addition, the Company’s balance sheet continues to strengthen.  Total debt, including capitalized leases, at June 30, 2006 was $427.5 million while cash and short term investments were $110.8 million.  In addition, as of August 15, 2006, cash and cash equivalents total approximately $140 million.  See “Selected Financial Data” below.

1301 McKinney Street, Suite 1800, Houston, TX 77010

Operations Update

Activity levels remain strong as the Company’s non-holiday weekly rig hours remain above 53,000 per week while the Company’s pressure pumping segment continues to operate at capacity.

Commenting on recent operations, Dick Alario, Chairman and Chief Executive Officer, stated, “We are energized by the results of the record June 2006 quarter and continue to believe that 2006 will be another record year for the Company.  Based on current activity level and the success of our recent price increase, we presently anticipate revenue for the year will approach $1.55 billion.  Business fundamentals remain strong, and our belief that we are in a long-term cyclical uptrend has not changed.”

Mr. Alario continued, “In light of the continued strong demand for our services, we initiated regional price increases on our services in July.  Our July monthly results, which will be released in a separate release this evening, suggest that this effort has been successful.  The increases are necessary as we seek to meet customer demand through additional capital and maintenance expenditures, offset rising costs and drive improving returns for our shareholders.”

OPERATING DATA

	For the month ending
	July 31, 2006	June 30, 2006	July 31, 2005
Working Days	19	22	21
Rig Hours	215,281	233,399	212,802
Trucking Hours	188,797	203,209	192,204

The Company calculates working days as total weekdays for the month less any company holidays that occur that month. For the month of
August 2006, there are 23 working days.

Restatement Update

The Company continues to complete the steps necessary for filing the 2003 Form 10-K.  The Company’s auditors are continuing to perform the required procedures necessary for them to finalize their audit opinion, including the completion of work papers and reconciliation of their work to the company’s financial statements and other steps they deem advisable.   The Company is responding to questions raised by the auditors in the course of the audit and at this time, the Company is unable to predict when the process will be completed.

The Company has also decided that it is advisable to consult with the accounting staff of the Securities and Exchange Commission in advance of filing its Form 10-K regarding certain of the accounting positions that will be taken in the financial statements for 2003 and prior periods.   Due to the nature of the Company’s historical financial records and other evidentiary material, the Company reached conclusions with respect to certain accounting matters as to which there is no clear accounting guidance.  Since the Company’s work was largely complete with respect to these matters, on August 10 the Company submitted a letter to the Office of the Chief Accountant of the Division of Corporation Finance, pursuant to the SEC’s procedures for issuers for such consultations, requesting that the staff review the Company’s conclusions.  This consultation process could also affect the timing of completion of the audit and filing of the Company’s 2003 10-K report.  The Company cannot predict whether the SEC staff will provide its views on the questions presented or, if they do, whether they will concur with the Company’s conclusions.

In addition, in July 2006, management and the Board of Directors decided that it was appropriate, prior to filing the Company’s 2003 10-K report, to conduct an additional review of the timing and documentation of stock option awards.  As part of the restatement process, the Company had previously identified errors in accounting for stock options; however, the Company had not examined whether the grant dates for stock options stated in the relevant documentation were the correct “measurement dates” for option accounting purposes.  The Company decided an additional review was warranted after management was advised recently that many stock option grants in prior periods had been documented by unanimous board consents that were executed after the grant dates stated in the consents, and in light of published reports concerning the pricing of stock options and the timing of option grants at numerous companies.  As a result of its recent review, conducted with the assistance of the Company’s outside counsel, the Company identified instances where the options were documented by unanimous board consents that were not fully executed on the grant date stated in the consent, and therefore a different measurement date should have been used.  On the basis of this review, the Company will record additional non-cash compensation charges related to stock options for the periods 1998 to 2003.  It currently believes that the aggregate amount of these charges that will be included in its 10-K report will be approximately $17 million.

Selected Financial Data

The following selected financial information for the Company is for the quarter ended June 30, 2006. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed or audited by the Company’s independent accountants.  The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2006 or Annual Report on Form 10-K for the year ended December 31, 2006.

	Quarter Ended	Quarter Ended
	June 30, 2006	June 30, 2005
Select Statement of Operations Data:	(In thousands - Unaudited)	(In thousands - Unaudited)

Revenue:
Well servicing	$290,308	$240,863
Pressure pumping	60,199	36,246
Fishing and rental services	23,884	19,959
TOTAL REVENUE	$374,391	$297,068

Costs and Expenses:
Well servicing	$177,381	$154,862
Pressure pumping	33,512	22,430
Fishing and rental services	14,322	13,624
General and administrative	42,457	35,005
Interest (1)	12,541	16,547

	June 30, 2006	June 30, 2005
Select Balance Sheet Data:	(In thousands - Unaudited)	(In thousands - Unaudited)

Current Assets:
Cash and cash equivalents (2), (3)	$110,803	$91,258
Accounts receivable, net of allowance for doubtful accounts	229,205	199,207
Inventory	16,978	21,184
Prepaid expenses and other current assets	51,012	21,354
TOTAL CURRENT ASSETS	$407,998	$333,003

Current Liabilities:
Accounts payable	$74,942	$59,364
Other accrued liabilities	91,097	80,764
Accrued interest	9,168	10,362
Current portion of long-term debt and capital lease obligations	12,653	4,612
TOTAL CURRENT LIABILITIES	$187,860	$155,102

Long-term debt, less current portion (4)	$394,000	$425,752

Capital lease obligations, less current portion	20,865	9,225

Non-current accrued expenses	28,328	39,379

Notes

(1)          Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $510,000 and $496,000 for the quarters ended June 30, 2006 and 2005, respectively.

(2)          Cash and short term investments at August 15, 2006 totaled approximately $140 million.

(3)          Capital expenditures were approximately $59 million and $36 million for the quarters ended June 30, 2006 and 2005, respectively.

(4)          There were no outstanding borrowings under the Company’s revolving credit facility at August 15, 2006.

The information herein represents the results for only one quarter and prior period and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2006. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the  predictions for timing of filing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003, 2004 and 2005  financial statements; the impact of the SEC’s review of accounting issues; the impact of governmental investigations;  risks that the Company’s independent auditors might have audit adjustments which result in additional delay in the restatement process; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks;  risks that the Company will be unable to achieve budgeted financial targets;  risks affecting activity levels for rig hours, including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease; and risks and uncertainties attendant to litigation with former executive officers. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.